UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported): March 15, 2009

CELL THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Washington	001-12465	91-1533912
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

501 Elliott Avenue West, Suite 400

Seattle, Washington 98119

(Address of principal executive offices)

Registrant’s telephone number, including area code: (206) 282-7100

Not applicable

(Former name or former address, if changed since last report).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On March 15, 2009, Cell Therapeutics, Inc., a Washington corporation (“CTI”), completed the sale of its 50% membership interest (the “Interest”) in RIT Oncology LLC (the “Joint Venture”) to Spectrum Pharmaceuticals, Inc., a Delaware corporation (“Spectrum”), to fully divest of its ownership in the 50/50 owned Zevalin® joint venture established in December 2008 with Spectrum, for approximately $16.5 million, pursuant to the terms and conditions of the Limited Liability Company Interest Assignment Agreement dated March 15, 2009 between CTI and Spectrum.

In consideration for the Interest, on March 2, 2009, CTI received a cash payment of $6.5 million (less the amount of a consent fee paid to Biogen Idec Inc.), and following the closing, on March 16, 2009, Spectrum funded into escrow $10 million, of which $6.5 million will automatically be released to CTI on April 3, 2009 and $3.5 million, subject to certain adjustments for among other things payables determined to be owed between CTI and the Joint Venture, will be released to CTI on April 15, 2009. As part of the transaction, CTI agreed to forego the right to receive up to $15 million in product sales milestone payments provided to CTI in connection with the original transaction establishing the Joint Venture.

As part of the closing, CTI assigned to Spectrum that certain amended and restated security agreement and guarantee granted in favor of Biogen Idec Inc. to secure the performance of the Joint Venture obligations with respect to Zevalin, and Spectrum has agreed to reimburse CTI for any liability incurred based upon claims made by Biogen under such contracts or any other contracts associated with the Zevalin business to which CTI was previously a party.

In addition, CTI extended the terms of the existing master services agreement with the Joint Venture and has agreed to perform transition services for the benefit of the Zevalin business until May 31, 2009.

Item 2.01	Completion of Acquisitions or Disposition of Assets

The information disclosed under Item 1.01 hereof is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELL THERAPEUTICS, INC.

Date: March 16, 2009	By:	/s/ Louis A. Bianco
Executive Vice President, Finance and Administration